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                                                                   EXHIBIT 10.18




February 9, 2001

Richard T. Bradley
P.O. Box 675625
Rancho Santa Fe, CA, 92067-5625

Re: Clarification of meaning with respect to certain paragraphs of the Agreement and General Release

Dear Todd:

Pursuant to your telephone conversations with Steve Strelitz, please consider this letter as a clarification of meaning with respect to certain paragraphs of your Agreement and General Release ("Agreement"):

1. The first sentence of Paragraph 2 on page 3 shall be interpreted to generally require that you spend no more than fifty (50%) percent of your time providing assistance and/or advice to Gateway during the period of ninety (90) days following your Separation Date.

2. The third sentence of Paragraph 2 on page 3 (relating to litigation assistance and cooperation) shall be interpreted such that the Company will make reasonable efforts to schedule meetings at mutually convenient times and locations, keeping in mind that such meetings or the provision of cooperation and assistance may at times need to occur at the Company's convenience due to court dockets, agency imposed deadlines, etc.

3. The Company has checked its records relating to the Gateway 4All program and the employee purchase program and has not discovered any outstanding loans with respect to such programs.

4. In the first sentence of Paragraph 6 on page 5 the term "financial consultant" shall be interpreted to include your accountant. In addition, Paragraph 6 shall be interpreted to permit Employee to disclose the non-compete agreement he signed on September 25, 1998 as well as Paragraph 5 of the Agreement and General Release (dealing with protection of Gateway Confidential Information) to any prospective employer.

5. Paragraph 8(i) on page 6 shall be interpreted by the company as applying to your personal actions (whether they are direct or indirect) with respect corporate business customers, and not to individual members of the general consuming public. The intent of Paragraph 8(i), therefore, is that it not apply to a situation in which, for


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     example, you are President and CEO of a company ("Company A") that sells digital information appliances, including, without limitation, hand held personal digital assistance devices, provided that you personally do not sell (either directly or indirectly) such devices to Gateway corporate business customers. It would also not be considered a violation of Paragraph 8(i) if the sales force of Company A sold to existing Company A customers which also happened to be Gateway business customers or customers that had been contacted prior to your joining Company A, provided in all cases that you personally do not have any direct or indirect involvement in the relationship until the expiration of the one-year period specified in Paragraph 8.

6. Paragraph 11 shall be interpreted as not limiting your rights with respect to your participation in any benefit plan, including any 401(K) and/or deferred compensation program, prior to your Separation Date, or your right to indemnification under the Company's by-laws and D & O policy. The intent is not to have you waive any claims you have in this regard.

7. The fourth sentence of Paragraph 12 on page 10 shall be interpreted to mean that if you are the successful party in any litigation with respect to enforcing this Agreement, your attorneys' fees and costs (just like those of the Company if it is the successful party) will be paid within thirty
     (30) days of any final award.

8. The meaning of the fifth sentence of Paragraph 12 on page 10 is hereby clarified to make clear that you are not waiving the right to recover damages and other relief in any case in which you are suing to enforce the Agreement.

     Todd, if the clarifications contained in this letter are acceptable, please sign and date on the lines provided. Also, please return the original signed and dated Agreement and General Release. Thank you.


Sincerely,


William M. Elliott
Senior Vice President, General Counsel and Secretary

Agreed to in Form and Substance

/s/ RICHARD T. BRADLEY